EXHIBIT 99.2

  Zale Corporation Announces Extension of Five-Year Revolving Credit
                               Facility

    DALLAS--(BUSINESS WIRE)--Dec. 10, 2004--Zale Corporation
(NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today announced that it has successfully amended its secured $500 million revolving credit facility. The amendment extends the maturity date of the existing $500 million credit facility by one year to August 2009. In addition to extending the term, certain fees and applicable interest rate margins are reduced under the amended agreement.
    Bank of America is the Lead Arranger, Administrative Agent and Collateral Agent for the facility. JP Morgan Chase Bank and Congress Financial Corporation are Co-Syndication Agents. The credit facility, syndicated with a total of 16 participating banks, will primarily be used by the Company to finance capital expenditures, for working capital and for other general corporate purposes.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,315 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Fine Jewelry
Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers,
Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its
ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer